Exhibit 10.2

AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement ("Second Amendment") is made and entered into effective the 12th day of October, 2010, by and between Shawnee Masonic Property, LLC ("Landlord"), and/or WWT Investments, LLC, as property manager for Landlord, and EC Development ("Tenant").

WITNESSETH:

•
Shawnee Masonic Property, LLC, as Landlord, and Tenant entered into that certain Lease Agreement dated effective October 5, 2008, ("Lease"), pursuant to which Landlord demised and leased to Tenant certain space within the Masonic Building designated as Suite 229243, comprising 3,520 rentable square feet, more or less, of office space, all as more particularly described in the Lease. Tenant has been the sole occupant of the Premises since the commencement of the Lease and any prior extensions thereof.

•	Landlord and Tenant desire to renew/extend the Lease upon the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows:

1.	Leased Premises. As of the effective date hereof, the Premises shall be as defined in the lease previously signed by Tenant and Landlord with an effective date of November 1, 2010.

2.	Rent. Tenant's rent will be at the rate of Two Thousand Nine Hundred Dollars, ($2,900.00), per month, no increase, for the term of this Second Amendment, as stated below.

3.	Term. The original Term of the Lease shall be extended by this Second Amendment. The Lease, as amended hereby, shall expire on October 31, 2012.

4.
Landlord's Termination Rights. In the event Landlord should sell its interest in the building, and the purchaser does not desire to assume Tenants Lease, either Landlord or the purchaser may, upon six (6) months prior written notice to Tenant, elect to terminate the Lease notwithstanding the date of expiration of the Lease. Additionally, in the event Landlord should, in the exercise of its sole and absolute discretion, determine to close the building, Tenant agrees that Landlord may do so upon six (6) months prior written notice. All obligations of Tenant with respect to the surrender of the Premises shall apply in the event of the exercise of this early termination right.

Approved:

Landlord:

Tenant:

5.
Consent to Assignment. To the extent such consent has not already been given, Tenant hereby acknowledges and consents to the assignment of the subject Lease, as amended, by Intervest Development Limited Partnership, an Oklahoma limited partnership, to Shawnee Masonic Property, LLC, an Oklahoma limited liability company.

6.
Ratification. Except as expressly modified and amended by this Second Amendment, the terms and provisions of the Lease, as previously amended, are hereby ratified and confirmed in all respects and remain in full force and effect. In the event of a conflict between the terms of the Lease, or any of the prior amendments to the Lease, this Second Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease Agreement as of the effective date first above written.

EXECUTED BY LANDLORD this 12th day of October, 2010.

SHAWNEE MASONIC PROPERTY, LLC, an Oklahoma limited liability company

 By: WWT Investments, LLC, an Oklahoma limited liability company,

By: /s/ Warren Thomas
Warren Thomas, Manager

EXECUTED BY TENANT this 31st day of October 2010

EC Development LLC

By: /s/ Gene Estep
Gene Estep, Manager